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                                                                   EXHIBIT 10.60


                        e.spire(TM) COMMUNICATIONS, INC.
                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Employment Agreement"), made as of this 29th day of December, 2000 by and between e.spire(TM) Communications, Inc., a Delaware corporation, having its principal place of business at 12975 Worldgate Drive, Herndon, Virginia 20170 (which, together with any affiliates or subsidiaries are hereinafter collectively referred to as "Company") and George
F. Schmitt, an individual residing at 240 Estates Drive, Incline Village, Nevada 89450 (hereinafter referred to as "Executive").

                                   WITNESSETH

        WHEREAS, the Company desires to employ the services of Executive as its Chairman and Acting Chief Executive Officer under the terms and conditions set forth herein; and

        WHEREAS, Executive desires to provide services as Chairman and Acting Chief Executive Officer for the Company under the terms and conditions set forth herein,

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants undertaken herein, and with the intent to be legally bound hereby, the Company and Executive hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to said employment in accordance with the terms and conditions hereinafter set forth.

2. Term. Employment hereunder shall be deemed to have commenced as of December 29, 2000 (the "Effective Date") and continue through December 29, 2001, unless terminated earlier pursuant to section 10, or renewed by written agreement upon such terms and conditions as are then mutually acceptable to the Executive and the Company.

3. Location. The Company shall provide office space, administrative support (including secretarial assistance, telephone, computer support, transportation) and related costs for Executive in Incline Village, Nevada, as well as at the Company's headquarters in Herndon, Virginia.

4. Duties. Executive shall serve as Chairman and Acting Chief Executive Officer of the Company, with duties and responsibilities established by the Company's Board of Directors. Executive shall serve under the general supervision of the Board. The Board will not appoint or approve any individual to a position senior to Executive, or to a position that will interfere with Executive's relationship with the Board, without Executive's express permission, which he may withhold for any reason. The Executive shall devote the majority of his business time, attention and efforts to his duties hereunder, except as otherwise provided in this Employment Agreement. As an officer of the Company, the Executive shall be entitled to all of the benefits and



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protections to which all other officers and executives of the Company are entitled pursuant to the Company's Amended By Laws.

5.      Compensation.

        (a) Base Salary. Executive shall be compensated by the payment of $70,000 per annum (as such amount may be increased from time to time, ("Base Salary")), paid bi-weekly. Executive understands that all salary, regardless of form, paid to Executive under this Employment Agreement shall be subject to the usual and customary federal and state tax withholding and other employment taxes as required by law. Executive will receive a review of his base salary on the anniversary of this Employment Agreement. Additional or increased compensation, in the form of salary or other compensation, will be based on the Company's performance as well as his individual contribution to that performance, and shall be determined at the sole discretion of the Board of Directors.

        (b)     Stock.

                (i) The Company agrees to sell to the Executive one million five hundred thousand (1,500,000) shares of common stock of e.spire TM Communications, Inc. ("Company Stock"), $.01 par value per share, at a per share price equal to the closing price of the Company Stock on the Effective Date of this Agreement. The Executive shall pay the purchase price for such shares by the delivery of a check in the amount of $15,000, representing the par value of the shares, and by the delivery of a full recourse promissory note for the remaining amount to be fully repaid within twelve (12) months.

                (ii) Executive shall be obligated to execute a Subscription Agreement, a Restricted Stock Purchase Agreement and a Promissory Note and Pledge Agreement with respect to such shares.

        (c) Special Bonus. The Executive shall receive a special bonus in the amount of one million dollars ($1,000,000) contingent on the Company's achieving EBITDA positive financial results for the third quarter of 2001. Such bonus shall be payable in cash within fifteen (15) business days following the publication of the Company's third quarter financial results.

6. Fringe Benefit Plans. Executive shall be entitled to all benefits accorded to Company officers in general. Executive shall also be entitled to participate in fringe benefit plans, including, but not limited to, the Company's medical and dental insurance, disability insurance, stock option plans, 401(k) plan, employee stock purchase plan or other benefit plans which may be adopted or amended by the Company from time to time during the term of this Employment Agreement to the same extent and in the same manner as other officers and executives similarly situated, as permitted by law. Except in the case of terminations pursuant to sections 10(a) or 10(b), the Company agrees to continue Executive's employment, with regard to payment of salary and eligibility for benefits only, after the termination or expiration of this Employment



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Agreement so that he may participate in the Company's fringe benefit plans in the same manner as other employees, to the extent permitted by those plans, for a period of five years. Notwithstanding the foregoing, Executive will not participate in the Company's life insurance plan. Instead, the Company will pay the annual premium on Executive's existing $2 million life insurance policy during the term of this Employment Agreement and for two annual premium periods thereafter.

7. Executive and Company Representations. Executive hereby represents and warrants to the Company that: (a) the execution, delivery and performance of this Employment Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgement or decree to which Executive is a party or is presently bound; and (b) Executive is not a party to or bound by any employment agreement or non-competition agreement with any other person or entity that has not been disclosed to Company. Company will not ask Executive to take any action that will cause him to violate the terms of his termination agreement with Voicestream or its successors, a copy of which has been provided to Company.

8. Business Expenses. The Company shall reimburse Executive for all reasonable business and professional expenses, including travel, incurred by Executive in connection with his employment within thirty (30) days of the Company's receipt of vouchers, receipts or other appropriate documentation which conform to the requirements of the Company's expense reimbursement procedures. "Reasonable expenses" include all travel expenses between Incline Village, Nevada and Herndon, Virginia on a bi-weekly basis. "Reasonable expenses" also include Executive's living expenses, such as housing and transportation, during the periods he is located at the Company's headquarters at Herndon, Virginia.

9. Financial Planning Expenses. The Company shall reimburse Executive for the fees paid to his financial adviser and tax planner, up to a maximum of $15,000 per year, in addition to reasonable expenses associated with professional assistance utilized for negotiation of this agreement.

10.     Termination of Employment

        (a) Termination Due to Death or Disability. In the event that the Executive's employment terminates due to death or is terminated by the Employer due to the Executive's Disability, the Company shall have no further obligations under this Agreement. No post-termination benefits will be payable to Executive except that, in the event of termination due to Disability, post-termination life insurance premiums will be paid as provided in section 6, and Executive may continue to participate in Company's other benefit plans as permitted by the terms of those plans. For purposes of this Agreement, "Disability" means (i) a disability as defined in the Company's insurance plan, or (ii) a physical or mental illness, disability or



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incapacity that prevents the Executive from performing the essential functions of his position, if the disability has existed continuously for a period of more than three (3) consecutive months.

        (b) Termination by the Employer for Cause. The Executive may be terminated for "Cause" by the Employer. "Cause" will mean (i) the failure of the Executive substantially to perform his duties hereunder (other than any such failure due to the Executive's Disability) within a reasonable period after a written demand for substantial performance is delivered to the Executive by the Board, which written notice identifies in reasonable detail the manner in which the Board believes that the Executive has not substantially performed his duties; (ii) the Executive's engaging in serious misconduct that is or is expected to be injurious to the Employer or any of its affiliates, including but not limited to an act of dishonesty, fraud, embezzlement or theft; (iii) the Executive's conviction of, or entering a plea of nolo contendere to a crime that relates to the performance of the Executive's duties under this Agreement, to any felony or to any crime of moral turpitude, with the exception of conviction for vicarious liability; (iv) the material breach of the Executive of any material obligations hereunder, or the material breach by the Executive of any written covenant or agreement with the Employer or its affiliates not to disclose any information pertaining to the Employer or not to compete or interfere with the Employer or any of its affiliates, including without limitation, the provisions of Sections 14-17 hereof, or (v) the Executive's refusal to perform specific directives of the Board that are consistent with the scope and nature of the Executive's duties. In the event of termination of Executive for Cause, Company shall have no further obligations of any kind under this Agreement.

        (c) Notice of Termination. Any termination by the Employer pursuant to Section 10(a) or 10(b), will be communicated by a written "Notice of Termination" addressed to Executive. The Notice of Termination will state that the Executive's employment hereunder has been or will be terminated, and reference the specific termination provisions in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.

        (d) Termination by Executive With Cause. Executive may terminate this Agreement for cause, which shall include a change in reporting relationship described in paragraph 4, breach of contract by the Employer, significant reduction in Executive's responsibilities, or a failure of a successor company to assume this Agreement. Any termination by Executive pursuant to this subsection will be communicated by a written "Notice of Termination" addressed to the Board of Directors. The Notice will reference the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

        (e) Termination Without Cause. A termination "Without Cause" will mean a termination of employment by the Employer or Executive other than termination due to death, Disability or Cause. Termination Without Cause shall be at the option of either Company or Executive, and may be for any reason whatsoever, provided that the terminating party gives



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written notice to the other party not later than 90 days prior to the scheduled expiration of the term of the Agreement.

        (f) Effect of Termination under subsections (d) and (e), or of non-renewal. In the event that either party terminates pursuant to subsection
(d) or (e), or this agreement is not renewed at the end of its term pursuant to section 2, the terms of paragraph 6 shall apply. If Executive has not yet satisfied the conditions for the special bonus pursuant to section 5(c), he shall be entitled to a pro rata share.

        (g) Date of Termination. As used in this Agreement, the term "Date of Termination" will mean the last date of the Employment Period and will refer
(i) if the Executive's employment is terminated by his death; to the date of his death, (ii) if the Executive's employment is terminated by the Employer for Cause, to the date on which Notice of Termination is given; (iii) if the Executive's employment is terminated by the Employer due to the Executive's Disability to the date that is thirty (30) days after the date on which Notice of Termination is given; and (iv) if the Executive's employment is terminated Without Cause, or by action of the Executive for good cause, to the date that is ninety (90) days after the date on which Notice of Termination is given, or, if no such Notice is given, thirty (30) days after the date of termination of employment.

        (h) Excise Tax on Change of Control Event. In the event Executive is subject to any excise or similar taxes under IRC Sections 4999 and 280g for any compensation associated with a change of control event, e.spire shall pay to or reimburse Executive the amount of any such excise tax as well as any further federal, state and local income taxes payable by Executive with respect to such excise amounts received by Executive from Company.

11. Purchase of e.spire(TM) Communications, Inc. Securities. The Executive, for his own account or the accounts of his immediate family, shall have the right to participate in any private equity offerings in which the Huff Alternative Income Fund, or any of its affiliates ("Huff") participate, on no less favorable terms than Huff, subject to all applicable laws including applicable securities laws and stock exchange requirements.

12. Loyalty. Executive represents that he has disclosed to the Company in writing all obligations to third parties that might limit his ability to perform services under this Employment Agreement. The performance of services hereunder shall be Executive's exclusive employment relationship and Executive shall devote the majority of his business time and best efforts to the performance of services under this Employment Agreement. During the term of this Employment Agreement, Executive shall not at any time or place whatsoever, either directly or indirectly, engage in business or render services to any extent whatsoever to any third party, unless expressly agreed upon by the parties. This paragraph shall not prohibit Executive from continuing to serve on the Boards of Directors of up to five corporate entities other than Company. Neither shall this paragraph preclude Executive from providing consulting services to other organizations, provided that such services do not interfere with his duties to e.spire(TM).

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13.     Confidential Information. Executive acknowledges that the proprietary information, observations and data obtained by Executive while employed by the Company concerning the business or affairs of the Company or any affiliate or subsidiary thereof ("Confidential Information") are the property of the Company. Therefore, Executive agrees not to disclose to any unauthorized person or use for the Executive's account any Confidential Information without the prior written consent of the Company unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Upon request, Executive shall deliver to the Company at the termination of this Employment Agreement, or at any other time the Company may request, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the Confidential Information or the business of the Company. This provision shall not apply to information (other than Confidential Information even if obtained prior to this Employment Agreement) deemed to be known by Executive at the time of the execution of the Employment Agreement, including information gained by virtue of his past experience and know-how, or to his general expertise.

14. Work Product. Executive agrees that all methods, analyses, reports, plans and all similar or related information which: (a) relate to the Company or any of its affiliates or subsidiaries and which (b) are conceived, developed or made by Executive in the course of his employment by the Company ("Work Product") belong to the Company. Executive will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the company to establish and confirm such ownership by the Company.

15. Covenant Not to Solicit. For one (1) year following termination of employment under the terms of this Employment Agreement, Executive covenants and agrees with the Company not to, either directly or indirectly, whether acting on behalf of himself or a corporation, partnership, joint venture or some other entity:

        (a) induce or attempt to induce any employee of the Company to leave the Company's employ, or in any way interfere with the relationship between the Company and any employee thereof; and/or

        (b) hire directly or through another entity any person who was an employee of the Company at any time during the twelve (12) months preceding Executive's termination.

16. Covenants Not to Compete or Solicit. For one (1) year following the termination of Executive's employment with the Company, Executive covenants and agrees with the Company not to engage, either directly or indirectly, as an equity owner or personally as an officer, director, employee, partner, consultant or agent, in the rendering of any of the same services as are provided by the Company at the time Executive's employment with the Company is terminated, or which the Company has targeted to provide in its written business plan which has been approved by the Board of Directors as of the time of such termination, in any of the market



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areas in which the Company has targeted to provide such services in its business plan at the time of such termination, provided that Executive may own up to 2% of the outstanding equity securities of any publicly-traded company regardless of whether any such company is a competitor of the Company, so long as Executive's relationship to any such company is that of a strictly passive investor.

17. Specific Performance. The Executive acknowledges that the services to be rendered by him are of a special, unique and extraordinary character, and in connection with such services, the Executive will have access to confidential information vital to the company's business. Therefore, the Executive agrees that if he violates any of the foregoing paragraphs 14-17, the Company would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company. The Executive hereby agrees that the Company shall be entitled to have those paragraphs specifically enforced (including, without limitation, by injunction and restraining order) by any court having equity jurisdiction, and Executive agrees to subject himself to the jurisdiction of said court. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

18. Reasonableness. The Parties agree that paragraphs 14-18 impose a reasonable restraint on the Executive in light of the activities and business of the Company on the date of execution of this Employment Agreement and the current plans of the Company. Executive acknowledges that the covenants in these paragraphs shall not prevent him from earning a livelihood upon the termination of his employment, but merely prevent unfair competition with the Company for a limited period of time Notwithstanding the foregoing, it is the intent of the Company and the Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of these covenants. All of these covenants shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of the Executive against the Company shall not constitute a defense to the enforcement by the Company of such covenants. These covenants shall survive the termination or expiration of this Employment Agreement.

19. Non-Assignability. Neither this Employment Agreement nor any right or interest hereunder hall be assignable or subject to any encumbrance, pledge, hypothecation, attachment, or anticipation of any kind by Executive, his spouse or his legal representatives, without the company's written consent but shall inure to the benefit of and be binding upon Executive's estate. If Executive should die while any amounts would still be payable to Executive under this Employment Agreement, all such amounts will be paid in accordance with this Employment Agreement to Executive's estate.

20. Entire Agreement. This Employment Agreement shall be the entire agreement and understanding of the parties relating to the subject matter hereof, and any prior negotiations, promises, agreements, representations, warranties, or understandings relating to the same subject matter, and except as specifically provided herein, shall be subject to subsequent modification



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only by another mutually signed written instrument which by its terms evidences an intention to modify or amend the provisions hereof.

21. Choice of Law. This Employment Agreement shall be construed in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof. For purposes of this Employment Agreement, the parties consent to jurisdiction in the State of Delaware.

22. Cost of Enforcement. Each party shall bear its own costs and attorney's fees in connection with any suit or proceeding against the other to enforce any provision of this Employment Agreement or to recover damages resulting from a breach hereof, however, the party which prevails in any such suit or proceeding shall be entitled to receive from the non-prevailing party the costs and reasonable attorneys' fees of the prevailing party incurred in such suit or proceeding.

23. Severability. In the event that any provision hereof is determined to be illegal or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions hereof, all of which shall remain in full force and effect.

24. Waiver. The waiver by either party of a breach of any provision of this Employment Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

25. Counterparts. This Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Employment Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

26. Notices. Any notice, request, claim, demand, document and other communication hereunder to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex or telecopy (with such telex or telecopy confirmed promptly in writing sent by first class mail) or other similar means of communications, as follows:

        (i) If to the Company, addressed to e.spire(TM) Communications Services, Inc.,

                      12975 Worldgate Drive
                      Herndon, Virginia 20170
                      Attention:  General Counsel;


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        (ii)    If to Executive, addressed to him at:

                      240 Estates Drive
                      Incline Village, Nevada 89450

or, in each case, to such other address or telex or telecopy number as such party may designate in writing to the other by written notice given in the manner specified herein.

        All such communications shall be deemed to have been given, delivered or made when so delivered personally or sent by telex or telecopy (confirmation received), or five business days after being so mailed.



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        INTENDING TO BE LEGALLY BOUND BY THIS EMPLOYMENT AGREEMENT, the parties have signed below as of the date first written above.

EXECUTIVE:                                  EMPLOYER:



/s/ GEORGE F. SCHMITT                        /s/ JULIETTE PRYOR
--------------------------------            ---------------------------------
George F. Schmitt                           e.spire(TM) Communications, Inc.


     1-2-01                                     2-26-01
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Date                                        Date


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